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                                                                   Exhibit 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BIOVEX GROUP, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

     BioVex Group, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

     "FOURTH. This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock that the Corporation is authorized to issue is 95,281,239. The total number of shares of Common Stock this Corporation shall have authority to issue is 50,860,902, $0.0001 par value per share. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 44,420,337, $0.0001 par value per share, of which:

          - 9,692,462 shares are hereby designated "Series A Preferred Stock" (the "SERIES A STOCK");

          - 18,931,043 shares are hereby designated "Series B Preferred Stock" (the "SERIES B STOCK");

          - 2,529,366 shares are hereby designated "Series C Preferred Stock" (the "SERIES C STOCK");

          - 11,367,466 shares are hereby designated "Series D Preferred Stock" (the "SERIES D STOCK"); and

          - 1,900,000 shares are hereby designated "Series M Preferred Stock" (the "SERIES M STOCK").

London 182080v2

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     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to "Sections" or "Subsections" in this Article refer to sections and subsections of this Article Fourth."

London 182080v2


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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President as of August 23, 2006.

                                        BIOVEX GROUP, INC.


                                        By: /S/ PHILIP ASTLEY-SPARKE
                                            ------------------------------------
                                            Philip Astley-Sparke
                                            President

London 182080v2


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